Exhibit 10.25

PV Risk Reduction Agreement

This PV Risk Reduction Agreement (“Agreement”) is made and entered into as of the 18th day of December, 2007 by and between FPOC, LLC, a California limited liability company (“Landlord”), and Sunpower Corporation, Systems, a Delaware corporation (“Tenant”).

R E C I T A L S

A.           Landlord and Tenant are parties to that certain Standard Multi-Tenant Industrial Lease – Net dated as of December 15, 2006 (together with the Addendum thereto, the “Original Lease”) pursuant to which Tenant leases certain premises (the “Premises”) in that certain commercial building known as Ford Point (the “Building”) and located at 1414 Harbour Way South, Richmond, California.   Landlord and Tenant are parties to that certain First Amendment to Lease dated as of May 24, 2007 (the “First Amendment”) and that certain Second Amendment to Lease dated as of December 18, 2007 (the “Second Amendment”).  The Original Lease as amended by the First Amendment and the Second Amendment is hereinafter referred to as the “Lease.”

B.           Landlord and Tenant are parties to that certain Power Purchase Agreement of even date herewith (the “PPA”) pursuant to which Landlord intends to sell electricity to Tenant, such electricity to be generated from solar energy.

C.           Pursuant to that certain System Purchase and Installation Agreement of even date herewith, Landlord will purchase and install on the roof of the Building a solar panel array with a 966KW DC (equal to 850KW AC) capacity and also to install related improvements necessary or appropriate to transmit and provide electrical power to the Premises (collectively, the “Solar Equipment”), but Landlord would not make the investment necessary to accomplish the foregoing without a reasonable assurance of an income stream sufficient to fully amortize Landlord’s investment.

D.           Landlord and Tenant wish to amend the Lease as more specifically set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Defined Terms.  All capitalized terms not defined herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Agreement.

2.           PV Risk Reduction Payment. Commencing on January 1, 2013, and subject to the condition described in Section 3 below, Tenant shall make the following payments (the “PV Payments”) to Landlord in accordance with the following schedule:

Payment Date:	Installment Amount:
January 1, 2013	$150,000.00
January 1, 2014	$150,000.00
January 1, 2015	$150,000.00
January 1, 2016	$150,000.00
January 1, 2017	$150,000.00

The parties hereto acknowledge that the foregoing payment schedule is predicated on Landlord’s constructing and installing the Solar Equipment with a 966KW DC (equal to 850KW AC).  If the Solar Equipment actually has a smaller capacity, then the amount of the PV Payments shall be proportionately reduced.  For example, if the Solar Equipment actually constructed and installed by Landlord has a 10% smaller capacity than 966KW DC (equal to 850KW AC), then each of the PV Payments shall be reduced by 10%.

3.           Extension of Lease Term.  Paragraph 68 of the Lease is hereby modified to permit Tenant to elect, in lieu of the two (2) five (5) year options described therein, to extend the Term of the Lease for a period of ten (10) years (the “New 10-Year Term”) by delivery of an irrevocable and unconditional written notice of such election to Landlord on or before January 15, 2012 (the “10-Year Exercise Notice”).  Base Rent for the New 10-Year Term shall be determined in accordance with Paragraphs 68(c) and 68(d) of the Lease.  Tenant’s obligation to make the PV Payments pursuant to Section 2 above is subject to the condition precedent that Tenant fails to timely deliver the 10-Year Exercise Notice to Landlord. Notwithstanding the provisions of Section 2 above, in the event Tenant timely delivers the 10-Year Exercise Notice as described above, then Tenant shall have no obligation to make any PV Payments and Section 2 shall thereafter be of no force or effect.  If Tenant does not elect to extend the Lease Term for the New 10-Year Term as provided in the first sentence of this Section 3, then Tenant shall still have the right to extend the Term of the Lease for two (2) periods of five (5) years each as originally set forth in Paragraph 68 of the Lease, but any such extension(s) shall not excuse or waive Tenant’s obligation to make the full amount of all PV Payments in a timely manner in accordance with the schedule set forth in Section 2 above.

4.           Lease Amended.  This Agreement shall constitute an amendment to the Lease, and in the event of any conflict or inconsistency between the Lease and this Agreement, this Agreement shall be controlling.  Except as expressly provided herein, the Lease shall continue in full force and effect.

5.           Authority.  Tenant and each person executing this Agreement on behalf of Tenant hereby covenants and warrants that (a) Tenant is duly organized and validly existing under the laws of the States of California and Delaware, (b) Tenant has full power and authority to enter into this Agreement, and (c) each person (and all of the persons if more than one signs) signing this Agreement on behalf of Tenant is duly and validly authorized to do so.

6.           Entire Understanding.  This Agreement contains the entire understanding between the parties with respect to the matters contained herein.  This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change or modification or discharge is sought.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first set forth above.

LANDLORD:			TENANT:

FPOC, LLC,			Sunpower Corporation, Systems,
a California limited liability company			a Delaware corporation

			By:	/S/ THOMAS DINWOODIE
BY:	FP Management, LLC, a California		Name:	Thomas Dinwoodie
	limited liability company, its Manager		Its:	CEO, Systems
	By:	/s/ J.R. ORTON, III	By:	/S/ DAN SHUGAR
		J.R. Orton, III, Manager	Name:	Dan Shugar
			Its:	President, Systems